Sportsman's Warehouse Holdings, Inc. Appoints Philip C. Williamson to Its Board of Directors

MIDVALE, Utah, September 12, 2019--Sportsman's Warehouse Holdings, Inc. ("Sportsman's" or the “Company”) (Nasdaq:SPWH) today announced that Philip C. Williamson has been appointed to the Company's Board of Directors, effective September 12, 2019. Following this announcement, the Board will include eight members.

Joseph Schneider, Chairman of the Board of Directors, stated, “We are pleased to welcome Philip to our Board. He is a seasoned executive who has decades of experience leading a global, multi-brand workwear clothing and accessories business.  His background will be extremely valuable as we continue to expand Sportsman’s Warehouse and execute on its long-term growth opportunity.”

Jon Barker, Chief Executive Officer, said, “Philip will complement the strength of our Board of Directors given his extensive leadership experience and significant brand knowledge obtained while at the leading provider of high quality, affordably priced workwear and accessories. I look forward to his contributions and benefiting from his expertise as we focus on growing our omni-channel business and building on our success to-date.”

Mr. Williamson commented, “I’m honored to be joining the Sportsman’s Warehouse Board of Directors. I admire the Company’s strong competitive positioning, as one of few national retailers dedicated to outdoor sports, with an expansive breadth of assortment at everyday low prices and a high level of customer service. I look forward to working with the Board and management to help guide the future of the Company as the team executes its multi-pronged strategy for growth and furthers its market share gains.”

Philip Williamson has spent over 35 years at Williamson-Dickie Manufacturing Company, better known by its brand Dickies. He currently serves in an advisory role to Dickies, after serving as President from October 2017 to July 2019.  Prior to that, Mr. Williamson served as Chairman, President and CEO of Dickies from January 1997 until October 2017, at which time Williamson Dickie Manufacturing Company was acquired by VF Corporation (NYSE: VFC). From January 1994 to January 1997, he served as CEO and Vice Chairman. Williamson began his career at Williamson-Dickie Manufacturing Company in 1983 and held various roles of increasing responsibility. He is the fourth generation of Williamsons to have served at Williamson-Dickie Manufacturing Company.

Mr. Williamson received a Bachelor of Science degree in Business from the University of Denver and a Masters of Business Administration from the University of Texas-Austin.  He currently serves on the Board and Executive Committee of the Fort Worth Stock Show and Rodeo (FWSSR). Mr. Williamson previously served as Chairman of the Board of Directors of the American Apparel and Footwear Association (AAFA) from 2013 to 2014. Prior to serving as Chairman, he was Secretary of the AAFA’s Board of Directors. He also was previously a Board member at Blessings Corporation.

About Sportsman's Warehouse Holdings, Inc.

Sportsman's Warehouse is an outdoor sporting goods retailer focused on meeting the everyday needs of the seasoned outdoor veteran, the first-time participant and every enthusiast in between. Our mission is to provide a one-stop shopping experience that equips our customers with the right quality, brand name hunting, shooting, fishing and camping gear to maximize their enjoyment of the outdoors.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements in this release include, but are not limited to, statements regarding our long-term growth opportunities and ability to grow market share.  Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company’s retail-based business model, general economic conditions and consumer spending, the Company’s concentration of stores in the Western United States, competition in the outdoor activities and sporting goods market, changes in consumer demands, the Company’s expansion into new markets and planned growth, current and future government regulations, risks related to the Company’s continued retention of its key management, the Company’s distribution center, quality or safety concerns about the Company’s merchandise, events that may affect the Company’s vendors, trade restrictions, and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 2, 2019 which was filed with the SEC on March 29, 2019 and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact:

ICR, Inc.

Rachel Schacter

(203) 682-8200

investors@sportsmanswarehouse.com